Exhibit 99.1

FOR IMMEDIATE RELEASE
NICHOLAS Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact:	Katie MacGillivary Vice President, CFO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Reports

4th Quarter Results

May 17, 2017 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended March 31, 2017, diluted earnings per share decreased 140.0% to a net (loss) of $(0.14) as compared to a net gain of $0.35 for the three months ended March 31, 2016. Net (loss) earnings were $(1.1) million and $2.7 million for the three months ended March 31, 2017 and 2016, respectively. Revenue decreased 1.3% to $22.9 million for the three months ended March 31, 2017 as compared to $23.2 million for the three months ended March 31, 2016.

For the year ended March 31, 2017, per share diluted net earnings decreased 56.6% to $0.69 as compared to $1.59 for the year ended March 31, 2016. Net earnings were $5.4 million and $12.4 million for the years ended March 31, 2017 and 2016, respectively. Revenue remained relatively flat at $90.5 million for the year ended March 31, 2017 as compared to $90.7 million for the year ended March 31, 2016.

Our net earnings for the three and twelve months ended March 31, 2017 were adversely affected primarily by an increase in the provision for credit losses due to higher charge-offs and past-due accounts along with a reduction in the gross portfolio yield. Additionally, several negative factors, including an extremely competitive market, greater than anticipated losses, and lower auction proceeds have undermined our loss estimates and led to actual losses incurred that were greater than anticipated. We remain cautious with respect to near term losses as delinquency percentages remain elevated.

We have recently taken steps that we believe will result in lower losses on new static pools, beginning with the March 31, 2017 pool of contracts acquired. During the three months ending March 31, 2017, we have created a centralized funding department whose primary function is to review approved applications prior to funding the contract to the dealer. Stipulations that are embedded in our approvals of applications are verified by the centralized department to eliminate funding acquired contracts to dealers that had inaccurate job information, income proofs or certain other items that would have led us to turn down the application. Effective March 1, 2017 we have also changed our underwriting guidelines to incorporate the results of a retroactive study of our actual contracts measured by a third-party provider of alternative data. The results of this analysis have assisted us in identifying areas where our underwriting guidelines did not price the risk appropriately. We continue to evaluate our operating structure and will attempt to make further improvements that can be implemented. The market for contract acquisition remains challenging and we do not expect any material improvements in the near-term.

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7,810,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2016. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

## More ##

Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2017	2016	2017	2016
Revenue:
Interest and fee income on finance receivables	$22,860	$23,238	$90,466	$90,707

Expenses:
Operating	8,921	8,889	35,549	35,293
Provision for credit losses	13,211	7,512	37,177	26,278
Interest expense	2,477	2,257	9,222	9,007
Change in fair value of interest rate swaps	(38)	152	(222)	24

	24,571	18,810	81,726	70,602
Operating income before income taxes	(1,711)	4,428	8,740	20,105
Income tax (benefit) expense	(641)	1,702	3,331	7,726

Net income	$(1,070)	$2,726	$5,409	$12,379

Earnings per share:
Basic	$(0.14)	$0.35	$0.70	$1.60

Diluted	$(0.14)	$0.35	$0.69	$1.59

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	March 31,	March 31,
	2017	2016
Cash	$2,855	$1,849
Finance receivables, net	317,205	311,837
Other assets	13,552	11,623

Total assets	$333,612	$325,309

Line of credit	$213,000	$211,000
Other liabilities	11,752	11,460

Total liabilities	224,752	222,460

Shareholders’ equity	108,860	102,849

Total liabilities and shareholders’ equity	$333,612	$325,309

## More ##

	Three months ended March 31, (In thousands)		Twelve months ended March 31, (In thousands)
Portfolio Summary	2017	2016	2017	2016

Average finance receivables, net of unearned interest (1)	$352,486	$340,764	$347,367	$334,754

Average indebtedness (2)	$214,323	$211,681	$210,987	$208,214

Interest and fee income on finance receivables	$22,861	$23,238	$90,466	$90,707

Interest expense	2,477	2,257	9,222	9,007

Net interest and fee income on finance receivables	$20,384	$20,981	$81,244	$81,700

Gross portfolio yield (3)	25.94%	27.28%	26.04%	27.10%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.81%	2.65%	2.65%	2.69%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	14.99%	8.82%	10.70%	7.85%

Net portfolio yield (3)	8.14%	15.81%	12.69%	16.56%

Marketing, salaries, employee benefits, depreciation, administrative, and professional fees as a percentage of average finance receivables, net of unearned interest	10.12%	10.44%	10.23%	10.54%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (4)	(1.98%)	5.37%	2.46%	6.02%

Write-off to liquidation (5)	13.96%	9.39%	11.81%	9.10%

Net charge-off percentage (6)	11.69%	8.05%	9.37%	7.56%

Note: All three-month and twelve-month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line.
(3)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(4)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, administrative, and professional fees) as a percentage of average finance receivables, net of unearned interest.
(5)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.
(6)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

## More ##

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”) on a gross basis which includes unearned interest, excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)
Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
March 31, 2017	$498,030	$25,450	$12,388	$12,197	$50,035
		5.11%	2.49%	2.45%	10.05%

March 31, 2016	$482,864	$17,466	$6,069	$3,366	$26,901
		3.61%	1.26%	0.70%	5.57%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	Over 90	Total
March 31, 2017	$10,628	$191	$67	$155	$413
		1.80%	0.63%	1.46%	3.89%

March 31, 2016	$10,978	$161	$41	$38	$240
		1.47%	0.37%	0.35%	2.19%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest (1):

	Three months ended March 31, (Purchases in thousands)		Twelve months ended March 31, (Purchases in thousands)
Contracts	2017	2016	2017	2016
Purchases	$42,629	$45,106	$170,941	$187,275
Weighted APR	22.28%	22.65%	22.22%	22.66%
Average discount	7.33%	7.36%	7.08%	7.51%
Weighted average term (months)	56	57	57	56
Average loan	$11,593	$11,302	$11,693	$11,348
Number of contracts	3,677	3,991	14,619	16,503

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of March 31,
Portfolio	2017	2016
Weighted APR	22.37%	22.67%
Weighted average discount	7.41%	7.82%
Weighted average term (months)	57	56
Number of active contracts	37,453	37,855

(1)	The table does not include any selected information on Direct Loans; which only accounts for approximately 2% of the Company’s total receivable portfolio.

## End ##